Exhibit 10.1

EMPLOYMENT AGREEMENT RENEWAL

This Employment Agreement Renewal, is entered into by and between Advanced Cell Technology, Inc., a Delaware corporation (the “Company”), and Robert Lanza (the “Executive”) on November 8, 2013 (the “Renewal Date”), and is effective as of October 1, 2013.

WHEREAS, the Company and the Executive (together the “Parties”) entered into that certain Amended and Restated Employment Agreement, effective as of July 1, 2011, (the “Employment Agreement”);

WHEREAS, the Term (as defined in the Employment Agreement) of the Employment Agreement runs through September 30, 2013 at which time the Term may be extended or renewed by mutual agreement of the Parties in a writing signed by the Company and the Executive; and

WHEREAS, the Parties have mutually agreed to renew the Term of the Employment Agreement until December 31, 2013 and supplement certain terms of the Employment Agreement regarding compensation as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1. Pursuant to and in accordance with Section 3.1 of the Employment Agreement, the Term of the Employment Agreement is hereby renewed through December 31, 2013, and the terms and conditions of the Employment Agreement shall govern the employment by the Company of the Executive through such date.

2. Pursuant to Section 4.4 of the Employment Agreement, Executive may receive additional future grants of options to acquire stock during the Term if determined by the Chief Executive Officer and approved by the Board, each in their respective sole and absolute discretion. In accordance with this provision, Company shall grant to Executive:

(a) 1,285,714 shares of restricted common stock of Company under the Company's 2005 Stock Incentive Plan, subject to the terms and conditions of the Company’s standard award documentation. Such shares will be subject to vesting in three equal installments. The first installment shall vest on the Renewal Date, the second installment shall vest on November 30, 2013 and the third installment shall vest on December 31, 2013, provided that Executive remains employed by the Company on each vesting date. In the event that any of such shares fail to vest, upon the termination of Executive’s employment the unvested shares will be forfeited to the Company without payment of any consideration for same to Executive; and

(b) Options to purchase 1,285,714 shares of common stock of the Company with an exercise price equal to the per-share price of the Company’s common stock as of the close of trading on the Renewal Date, subject to the terms and conditions of Company’s standard award documentation. Such options will be subject to vesting in three equal installments. The first installment shall vest on the Renewal Date, the second installment shall vest on November 30, 2013 and the third installment shall vest on December 31, 2013, provided that Executive remains employed by Company on each vesting date.

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3. Pursuant to Section 4.2 of the Employment Agreement, the Company may, in its sole discretion, award bonuses during the Term based upon the Executive's performance as determined unilaterally by the Company. Any such bonuses will be paid by Company no later than 75 days after the end of Company’s fiscal year with respect to which such bonus was determined. For fiscal year 2013, the Company will target the bonus of up to 40% of Executive’s annual salary rate.

4. Effective as of October 1, 2013, all provisions of the Employment Agreement shall be deemed to be in full force and effect, with no further changes, modifications or amendments.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereby have executed this Employment Renewal Agreement as of the Renewal Date written above.

ADVANCED CELL TECHNOLOGY, INC.
/s/ Gary Rabin
By: Gary Rabin
Its: CEO

ROBERT LANZA

/s/ Robert Lanza
Robert Lanza

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